Exhibit 99.1

Rigel Announces First Quarter 2010 Financial Results

South San Francisco, Calif. — May 4, 2010 — Rigel Pharmaceuticals, Inc. (Nasdaq:RIGL) today reported financial results for the first quarter ended March 31, 2010.

For the first quarter of 2010, Rigel reported a net loss of $22.3 million, or $0.43 per share, compared to a net loss of $29.9 million, or $0.82 per share, in the first quarter of 2009. Weighted average shares outstanding for the first quarters of 2010 and 2009 were 52.0 million and 36.7 million, respectively.

Contract revenue in the first quarter of 2010 was $3.3 million. This was an amortization of the $100.0 million upfront payment from AstraZeneca AB (AZ) pursuant to the exclusive worldwide license agreement for R788 and other oral Syk inhibitors. Rigel is recognizing the upfront payment ratably over the six-month transition period from the effective date of March 26, 2010. As of March 31, 2010, $96.7 million of the upfront payment has been deferred. Rigel expects this deferred amount will be fully recognized as revenue by September 2010. There was no contract revenue reported in the first quarter of 2009.

Rigel reported total operating expenses of $25.6 million in the first quarter of 2010, compared to $30.3 million in the first quarter of 2009. The decrease in operating expenses was primarily due to the completion of two Phase 2b clinical trials (TASKi2 and TASKi3) in July 2009, partially offset by an increase in stock-based compensation expense and certain one-time investment banking fees associated with the closing of our transaction with AZ. Stock-based compensation expense increased from $2.3 million in the first quarter of 2009 to $5.2 million in the first quarter of 2010. This increase was primarily due to an additional full quarter of stock-based compensation expense amortization in the first quarter of 2010 related to options granted in late March of 2009, which were fully recognized as of the end of the first quarter of 2010, as well as a full quarter of amortization in the first quarter of 2010 related to options granted in early January 2010.

As of March 31, 2010, Rigel had cash, cash equivalents and available for sale securities of $109.5 million, compared to $133.3 million as of December 31, 2009. In April 2010, Rigel received the upfront payment of $100.0 million in connection with the effectiveness of the worldwide license agreement with AZ. Rigel expects to end 2010 with approximately $170.0 million in cash, cash equivalents and available for sale securities.

“The transition of the R788 technology and expertise from Rigel to AstraZeneca is proceeding smoothly,” said James M. Gower, chairman and chief executive officer of Rigel. “In the meantime, as we anticipate AstraZeneca beginning Phase 3 trials for R788 later this year, Rigel’s R&D teams are readying the next wave of product candidates to enter clinical trials, including an oral JAK3 inhibitor with potential in transplant and other small molecule therapeutics aimed at inflammatory/autoimmune disorders,” he added.

About Rigel (www.rigel.com)

Rigel is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory/autoimmune, muscle and metabolic diseases. Rigel’s pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. Rigel’s productivity has resulted in strategic collaborations with large pharmaceutical partners to develop and market its product candidates. Rigel has product development programs in inflammatory/autoimmune diseases, including R788, an oral Syk inhibitor that is expected to enter Phase 3 clinical trials for rheumatoid arthritis in 2010 and R343 in asthma.

This press release contains “forward-looking” statements, including, without limitation, statements related to Rigel’s expectations as to the recognition of deferred revenue, its year end cash, cash equivalents and available for sale securities, and plans to pursue further clinical development of R788, including the timing thereof. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “expect,” “plan,” “anticipate” and similar expressions are intended to identify these forward-looking statements. These forward-looking statements are based upon Rigel’s current expectations and involve risks and uncertainties. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including, without limitation, risks associated with the duration of the transition period relating to the agreement with AstraZeneca AB, Rigel’s need for additional capital and other risks detailed from time to time in Rigel’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2009. Rigel does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

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Contact: Ryan D. Maynard
Phone: 650.624.1284
Email: invrel@rigel.com

Media Contact: Susan C. Rogers, Alchemy Consulting, Inc.
Phone: 650.430.3777
Email: susan@alchemyemail.com

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2010	2009
	(unaudited)
Revenues:
Contract revenues	$3,261	$—

Operating expenses:
Research and development (see Note A)	17,425	24,538
General and administrative (see Note A)	8,186	4,603
Restructuring charges (see Note A)	—	1,141
Total operating expenses	25,611	30,282
Loss from operations	(22,350)	(30,282)
Interest income, net	17	294
Loss before income taxes	(22,333)	(29,988)
Income tax benefit	—	66
Net loss	$(22,333)	$(29,922)
Net loss per share, basic and diluted	$(0.43)	$(0.82)
Weighted average shares used in computing net loss per share, basic and diluted	51,964	36,699

Note A

Stock-based compensation expense included in:
Research and development	$3,083	$1,425
General and administrative	2,084	719
Restructuring charges	—	122
	$5,167	$2,266

SUMMARY BALANCE SHEET DATA

(in thousands)

	March 31,	December 31,
	2010	2009(1)
	(unaudited)
Cash, cash equivalents and available for sale securities	$109,549	$133,318
Total assets	217,145	140,744
Stockholders’ equity	92,785	109,867

(1)    Derived from audited financial statements